Exhibit 10.29
THIRD AMENDMENT OF LEASE
     THIS AGREEMENT, made as of the 28th day of February, 1990, between 401 PARK AVENUE SOUTH ASSOCIATES, (hereinafter referred to as “Landlord”), and HEALTH MANAGEMENT SYSTEMS, INC., (hereinafter referred to as “Tenant”).
W I T N E S S E T H :
     WHEREAS, Landlord and Tenant entered into an Agreement of Lease dated September 24th, 1981 as amended and modified by an Amendment of Lease dated October 9th 1981, an Amendment of Lease dated September 24, 1982 and a Second Amendment of Lease dated January 6, 1986, covering certain premises on the 4th floor in the building known as 401 PARK AVENUE SOUTH in the City, County and State of New York (said agreement of Lease, as amended, being hereinafter called the “Lease”) ; and
     WHEREAS, the parties hereto desire to amend the Lease in the respects and upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in the consideration of the sum of One Dollar ($1.00) paid by each of the parties hereto to the other (the receipt and sufficiency of which is hereby acknowledged) and of other good and valuable consideration, including the covenants and understandings herein contained, it is hereby agreed as follows:
1.	The date of the expiration of the term of the Lease is changed to May 31, 2003;

2.	Effective February 1, 1990, Article 39(c) of the Lease shall be deleted and shall be replaced with the following:

“(c) The “Base Tax” as such term and amount is used in this Lease shall be equal to the following:
(i)	$189,883 for the tax year July 1, 1990 through June 30, 1991;

(ii)	$193,681 for the tax year July 1, 1991 through June 30, 1992;

(iii)	$197,554 for the tax year July 1, 1992 through June 30, 1993;

(iv)	$201,506 for all tax years occurring during the term of this Lease beginning July 1, 1993.”
3.	Article 40 (e) (f) (h) and (i) shall be deleted from the Lease and shall be of no further force and effect.

4.	The following shall be added to the Lease as Article 40 (e) :
“40 (e) In each year during the term of the Lease, Tenant shall pay the sum obtained by multiplying the amount by which the Wage Rate in effect as of the first day of such Operating Year exceeds the Base Wage Rate by the Wage Rate Multiple. If the Wage Rate shall increase or decrease during any Operating Year, the Wage Rate for such Operating Year, for the purpose of such computation, shall be calculated by multiplying each of the different Wage Rates in effect during such Operating Year by the number of days it was in effect that year, adding the product of such calculations and dividing the result by 365.”
5.	The following shall be added as Article 40 (f) to the Lease:

“40 (f) Notwithstanding anything to the contrary contained in this Lease, beginning February 1, 1990 the Wage Rate for each year occurring during the term of this Lease shall be the Wage Rate in effect for the calendar year 1990.”

6.	The following shall be added to the Lease as Article 40 (g):

“40 (g) As the inducement to the Landlord to maintain the Wage Rate as set forth in Article 40 (f) of this Lease Tenant agrees, beginning on January 1, 1994 and ending on the expiration date of this Lease, to pay to the Landlord, in each year, as a supplement to the amount to be paid by Tenant pursuant to Article 40 (e) of this Lease an amount (hereinafter “Supplementary Labor Wage Payment”) equal to $34.575.20.

Tenant shall pay this Supplementary Labor Wage Payment as additional rent in the twelve equal monthly installments beginning on January 1st of each year. All payments to be made pursuant to this Article are due and payable on or before the first day of each month. Any delay or failure of Landlord in billing any amount payable under this Article shall not constitute a waiver or in any way impair the continuing obligation of Tenant to make all payments hereunder.”

7.	The following should be added to the Lease as Article 40(h):

“40. (h) Effective as of the first day in January of each year during the term of this Lease, beginning January 1, 1995 there shall be an adjustment to the amounts payable by the Tenant pursuant to the terms of the Lease. This adjustment (hereinafter “Operating Expense Contribution”) shall represent a contribution by Tenant to Landlord towards increases in operating costs of the Building since the inception of this Lease. The Operating Expense Contribution, shall be equal to the sum of the Base Operating Expense Contribution (as hereinafter defined) plus the amount computed by multiplying 1.045% by the Operating Expense Contribution payable in the immediately preceding year. The Base Operating Expense Contribution shall be $16,516.

Tenant shall pay the Operating Expense Contribution, as additional rent, in twelve equal monthly installments commencing as January 1st of each year. All payments to be made pursuant to this Article are due and payable on or before the first day of each month. And delay or failure in billing any amount payable under this Article shall not constitute a waiver or in any way impair the continuing obligation of Tenant to make all payments hereunder.”

8.	The following shall be added as Article 68 of this Lease:
“68(a) Provided Tenant is not in default of the provisions of this Lease, Tenant shall have the option (hereinafter “Ninth Floor Option”) to add to the Demised

(b)  Tenant’s failure to exercise the Ninth Floor Option on or before the date set forth in the subparagraph (a)  of this Article (time being of the essence with respect to such date) shall render the Ninth Floor Option null and void and of no further force and effect.
(C)  If Tenant exercises the Ninth Floor Option then from and after the date on which the Ninth Floor is vacated by the current occupant and available for Tenant’s occupancy:
(i)	The Demised Premises will be deemed to include the Ninth Floor;

(ii)	All amounts payable by the Tenant to the Landlord pursuant to the terms of this Lease (excluding any payments due pursuant to the provisions of Article 69 or 70 of this Lease but including the provisions for annual rent set forth on Page 1 of this Lease and the provisions set forth on Articles 39 and 40 of this Lease) shall be multiplied by two (2).

(iii)	Landlord will share equally with Tenant in the costs, if any, to do the following:
(a)	Perform all demolition work as required by Tenant;

(b)	Reconstruct bathrooms to include compliance with current handicapped rules and regulations.

Landlord and Tenant will cooperate with each other to determine the most economical way to perform the above work. Landlord and Tenant agree that the work will be done by Tenant and upon completion, Landlord will pay to Tenant 50% of the cost to perform such work which cost Landlord and Tenant will have agreed to prior to the commencement of such work.
(iv)	Landlord will have no obligation to perform any work within the Ninth Floor Space other than that set forth in (iii) above and Tenant shall accept the Ninth Floor Space “as is”.
(d)	The termination of this Lease prior to the date on which the Ninth Floor Option may be exercised shall render the Ninth Floor Option null and void. The Ninth Floor Option may not be severed from this Lease or separately sold, assigned or otherwise transferred.”
9.	The following shall be added as Article 69 of this Lease:
“69. (a) Provided Tenant is not in default of the provisions of this Lease, Tenant shall have the option(s) [hereinafter “Additional Floor Option(s) ”] to add to the Demised premises one or more Additional Floor(s) (as hereinafter defined) in the Building provided Tenant exercises each Additional Floor Option and notifies that an Additional Floor Option will be vacated by its current occupant earlier than the expiration date as set forth in the Lease for such Additional

Floor (which date Landlord has provided to Tenant pursuant to (a) (i) above) ; or (iii) fifteen days from the date on which Landlord notifies Tenant in writing that an option held by another Tenant’s Additional Floor Option) to add an Additional Floor(s) to their Lease has not been exercised.
(b)	As used in this Article, an additional Floor means either (i) the entire rentable portion of a full floor in the Building above the Ground Floor but excluding the Ninth floor and the Penthouse Floor which will be vacated by its current occupant and on which no other tenant in the Building has an option to add such Additional Floor to such Tenant’s demised premises or (ii) the entire rentable portion of a full floor in the Building above the ground floor but excluding the Ninth Floor and the Penthouse Floor which will be vacated by its current tenant and on which another tenant in the Building who has an option in their Lease to add such Additional Floor to their demised premises has not been exercised such option within the time period specified in their lease.
(c)  Tenant’s failure to exercise an Additional Floor Option on or before the date set forth in subparagraph (a)  of this Article (time being of the essence with respect to such date) shall render the Additional Floor Option for that particular floor null and void and of no further force and effect. Such failure by Tenant to exercise the Additional Floor Option for a particular floor will not render the Additional Floor Option void with respect to any other Additional Floor(s).
(d)  If Tenant exercises the Additional Floor Option for a particular floor, then from and after the date on which such Additional Floor is vacated by the then occupant of such floor and is available for Tenant’s occupancy:
(i)  The Demised Premises will be deemed to include such Additional Floor.
(ii)  All amounts payable by Tenant to Landlord pursuant to the terms of this Lease (excluding any payments due pursuant to the provisions of Article 68 or 70 of this Lease or any payments due with respect to the exercise of any Additional Floor Option(s) for any other floor in the building, but including the provisions for the annual rent set forth in Articles 39 and 40 of this Lease) shall be multiplied by two (2).
(iii)  Landlord will share equally with Tenant in the costs, if any, to do the following:
(a)	Perform all demolition work as required by Tenant;

(b)	Reconstruct bathrooms to include compliance with current handicapped rules and regulations.
Landlord and Tenant will cooperate with each other to determine the most economical way to perform the above work. Landlord and Tenant agree that the work will be done by Tenant and upon completion, Landlord will pay to Tenant 50% of the cost to perform such work which cost Landlord and Tenant will have agreed to prior to the commencement of such work.
(iv)  Landlord will have no obligation to perform any work within the Ninth Floor Space other than that set forth in (iii)  above and Tenant shall accept the Ninth Floor Space “as is”.
(d)  The termination of this Lease prior to the date on which the Ninth Floor Option may be exercised shall render the Ninth Floor Option null and void. The Ninth Floor Option may not be severed from this Lease or separately sold, assigned or otherwise transferred.”
10.	The following shall be added as article 70 of this Lease:

“70.(a) Provided Tenant is not in default of the provisions of this Lease, Tenant shall have the option(s) (hereinafter “Penthouse Option”) to add to the Demised premises the entire Penthouse Floor (as hereinafter “Penthouse Floor”) of the Building. Tenant must exercise the Penthouse Option on the earlier to occur of (a) April 1, 1992 (b) 15 days from the date on which Landlord notifies Tenant in writing that the Penthouse Floor will be vacated by its current occupant earlier than the expirations date as set forth in the lease currently in effect for the Penthouse Floor which is March 31, 1993.
(b)	Tenant’s failure to exercise the Penthouse Floor Option on or before the date set forth in subparagraph (a) of this Article (time being of the essence with respect to such date) shall render the Penthouse Floor Option null and void and of no further force and effect.

(c)	If Tenant exercises the Penthouse Floor Option then from and after the date on which the Penthouse Floor is vacated by the current occupant and available for Tenant’s occupancy (Penthouse Floor Inclusion Date):
(i)  The Demised Premises will be deemed to include the Penthouse Floor;
(ii)  All amounts payable by Tenant to Landlord pursuant to the terms of this Lease (excluding any payments due pursuant to the provisions of Article 68 or 69 of this Lease but including the amounts payable for annual rent as set forth on Page 1 of this lease and the provisions set forth in Articles 39 and 40 of this Lease) shall be increased by seven (7%) percent (Penthouse Floor Payment) except that beginning on July 1st following the Penthouse Floor Inclusion Date, the Penthouse Floor Payment shall be reduced by 7% of any increases in amounts due and payable under Article 39 of this Lease above the amounts due and payable under this Lease on the Penthouse Floor Inclusion Date.
(iii) Landlord will have no obligation to perform any work within the Penthouse Floor Space.
(d)  The termination of this Lease prior to the date on which the Penthouse Floor Option may be exercised shall render the Penthouse Floor Option null and void. The Penthouse Floor Option may not be severed from this Lease or separately sold, assigned or otherwise transferred.”
11.	The following shall be added as Article 71 to the Lease.

“71. Tenant, at its sole cost and expense, may arrange to change its current electric service so that it is directly metered by Con Edison provided that at the expiration of the Lease Tenant arranges, at its sole cost and expense, to remodify the electric metering service to the Demised Premises to the condition which exists as of the date of this Agreement.”

12.	Except as heretofore and hereby amended, all of the terms, conditions and covenants in the Lease, including, without limitation, the provisions of the Lease relating to additional rent shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

401 PARK AVENUE SOUTH ASSOCIATES
BY:	/s/ Stephen J. Meringoff

HEALTH MANAGEMENT SYSTEMS, INC.
BY:	/s/ Vincent Hartley